Contacts Media Ana Kapor 650.638.6227 ana.kapor@appliedbiosystems.com

Investors	European Media and Investors
Peter Dworkin	David Speechly, Ph.D.
650.554.2479 dworkipg@appliedbiosystems.com	(+) 44.162.273.9150 speechdp@eur.appliedbiosystems.com

FOR IMMEDIATE RELEASE

APPLIED BIOSYSTEMS REPORTS FISCAL 2005 THIRD QUARTER RESULTS

•	Fully diluted EPS of $0.28 ($0.28 on a non-GAAP basis, excluding specified items)

•	Net revenues of $455 million

FOSTER CITY, CA, April 26, 2005 – Applied Biosystems Group (NYSE:ABI), an Applera Corporation business, today reported revenues of $455 million for the third quarter of fiscal 2005, a 3% increase over the prior year quarter. Net revenues include favorable foreign currency effects of approximately 2%, compared to the prior year quarter. Net income was $56 million, compared to $46 million for the prior year quarter. Earnings per share (EPS) for the quarter were $0.28, compared to $0.22 for the prior year quarter. EPS for the quarter on a non-GAAP basis were $0.28, compared to $0.21 for the prior year quarter, excluding the specified items described below. The net effect of foreign currency on EPS was a benefit of approximately $0.02, compared to the prior year quarter. All per share amounts refer to Applera Corporation-Applied Biosystems Group Common Stock.

“We were pleased with Applied Biosystems’ significant third quarter EPS growth. This growth primarily was driven by operating improvements, a higher-than-trend increase in royalty and licensing revenue, and foreign currency. However, due to the constrained funding environment, we remain cautious,” said Tony L. White, Chief Executive Officer, Applera Corporation. “To position Applied Biosystems for future success, Cathy Burzik and her team are focused on new initiatives to drive long-term revenue growth.”

Catherine M. Burzik, President, Applied Biosystems said, “Overall revenue results for the third quarter were mixed. While we saw in total only slight revenue growth from the prior year, we had double-digit revenue growth in the Real-Time PCR/Applied Genomics product category, driven by increased sales of our biosecurity, human identification, and TaqMan® Gene Expression Assay and Low Density Array products. We also saw a slight increase in DNA Sequencing revenue as a result of increased sales of low- to medium-throughput instruments. However, these results were largely offset by a decline in Mass Spectrometry revenue driven by lower sales of the 4000 Q TRAP® LC/MS/MS System. In the prior year quarter, we filled a substantial backlog of orders for this system. Additionally, we remain concerned about factors that may have a negative influence on future sequencing revenue.”

During the third quarters of both fiscal 2005 and 2004, the Group recorded items that affected the comparability of results. For fiscal 2005, the total pre-tax amount of these items increased income by approximately $1 million. These items included a reduction in severance costs previously recorded and a reduction of a charge recorded in the fourth quarter of fiscal 2004 related to the decision to transfer a product line back to HTS Biosystems, Inc. During the third quarter of fiscal 2004, the Group recorded pre-tax net gains of $4 million. This net amount included pre-tax gains for a legal settlement and the sales of investments, and charges for severance and related costs. The following table summarizes the impact of these items on EPS calculations:

Reconciliation of GAAP amounts to Adjusted amounts
(Dollar amounts in millions)

	Three months ended March 31, 2005			Three months ended March 31, 2004
	GAAP amounts	Adj.	Adjusted amounts	GAAP amounts	Adj.	Adjusted amounts

Operating income	$73.7	$0.9	$72.8	$58.0	$0.4	$57.6
Income before income taxes	77.9	0.9	77.0	64.4	4.0	60.4
Provision for income taxes	22.4	0.8	21.6	18.4	1.3	17.1
Net income	55.5	0.1	55.4	46.0	2.7	43.3

Earnings per share allocations(1)	0.1	0.1
Adjusted net income for
earnings per share	$55.6	$0.2	$55.4	$46.0	$2.7	$43.3

Total diluted earnings per share	$0.28	$-	$0.28	$0.22	$0.01	$0.21

(1) Represents allocation of interperiod taxes to adjust net income for purposes of calculating earnings per share.

Additional Financial Highlights

•	Revenues for the five product categories and their change relative to the prior year quarter were: $141 million for DNA Sequencing, a 3% increase; $134 million for Real-Time PCR/Applied Genomics, a 20% increase; $105 million for Mass Spectrometry, a 4% decline; $50 million for Core PCR and DNA Synthesis, a 1% decline; and $25 million for Other Product Lines, a 17% decline.

•	Revenues by source and their change relative to the prior year quarter were: $199 million for Instruments, a 2% decline; $176 million for Consumables, a 6% increase; and $80 million for Other Sources, including service and support, royalties, licenses, and consulting, a 14% increase.

•	Revenues for the major geographic regions and their change relative to the prior year quarter were: $197 million in the United States, a 3% increase; $147 million in Europe, a 1% increase, including favorable foreign currency effects of approximately 4%; and $91 million in Asia Pacific, a 7% increase, including favorable foreign currency effects of approximately 2%. Revenues in Japan, which are included in total revenues for Asia Pacific, increased 3% from the prior year quarter, including favorable foreign currency effects of approximately 3%.

•	Gross Margin increased to 54.3% from 52.4% in the prior year quarter, primarily reflecting an increase in royalty and licensing revenue, which included a $2.5 million non-recurring licensing fee for certain mass spectrometry technology, the effects of foreign currency, and a decrease in both software amortization and warranty costs.

•	Selling, general, and administrative (SG&A) expenditures were $123 million for the quarter, an increase of $3 million, or 2%, over the prior year quarter. This increase included increased personnel and outside consultant costs and unfavorable foreign currency effects of approximately $2 million, partially offset by decreased litigation and pension and insurance costs. These fiscal 2005 and 2004 results reflect a reclassification of certain costs supporting the Group’s patent related activities from R&D to SG&A.

•	Research, development and engineering (R&D) expenses were $51 million for the quarter, a decrease of $1 million, or 2%, below the prior year quarter. These fiscal 2005 and 2004 results reflect the reclassification referred to above.

•	Cash flow from operations was $87 million for the quarter and capital expenditures were $49 million. During the quarter, the Group spent $42 million to purchase several buildings at its Foster City location. As of the end of the quarter, cash and short-term investments were $676 million, up from $655 million as of December 31, 2004, accounts receivable were $377 million, representing 63 days sales outstanding, and inventory was $133 million, representing 3.1 months of inventory on hand.

Business Highlights

•	During the third quarter, the Group began shipments of the API 5000™ LC/MS/MS system. In April, the Group announced two additional new mass spectrometers, the 3200 Q TRAP® and the API 3200™ LC/MS/MS Systems. The 3200 line of systems is designed for food and beverage, environmental, forensic, clinical research, and pharmaceutical analysis markets. Sales of these systems are expected to begin in the current quarter.

•	In March, the U.S. District Court in New Haven, CT, based on a jury’s April 2004 finding that MJ Research, a division of Bio-Rad Laboratories, Inc. (AMEX: BIO), had willfully infringed patents relating to polymerase chain reaction (PCR) owned by Applera and Roche Molecular Systems (Roche), increased damages awarded to Applera and Roche to approximately $35 million, in addition to awarding reasonable attorneys’ fees. The Court also dismissed all of MJ Research’s antitrust counterclaims against Applera and Roche. Applera filed for an injunction against further infringement by MJ Research.

•	In March, the Japanese Patent Office held invalid Applera’s Japanese Patent No. 3136129 covering real-time PCR thermal cycler technology. Applera intends to appeal the decision.

•	In March, the Group began a collaborative research study with the National Center for Toxicological Research of the U.S. Food and Drug Administration (FDA/NCTR) whereby Applied Biosystems will use its Expression Array System and Rat Genome Survey Microarray to investigate the toxicity of a common class of diabetes drugs using samples provided by the FDA/NCTR.

Applied Biosystems Outlook
Applied Biosystems has the following expectations regarding its financial performance for fiscal 2005:

•	The Group expects low-single-digit revenue growth compared to fiscal 2004.

•	Product Category Revenue Growth: Real-Time PCR/Applied Genomics and Mass Spectrometry revenues are expected to increase compared to fiscal 2004. Revenues from DNA Sequencing, Core PCR and DNA Synthesis, and Other Product Lines are expected to decline.

•	Margins and Expenses: The gross margin is expected to equal or exceed the fiscal 2004 gross margin. SG&A expense as a percent of total revenues should exceed, and R&D expense as a percent of total revenues should decline from, the fiscal 2004 levels. The operating margin should increase from the fiscal 2004 level. These expectations exclude certain types of items which are included in EPS under GAAP, as set forth below under “Use of Non-GAAP Financial Information.”

•	The effective tax rate is expected to be 28 percent.

•	The Group expects EPS growth for the fourth quarter of fiscal 2005 compared to the fourth quarter of fiscal 2004 at a rate exceeding that of the annual revenue growth rate. For fiscal 2005, the Group expects double-digit EPS growth compared to fiscal 2004. This expectation excludes certain types of items which are included in EPS under GAAP, as set forth below under “Use of Non-GAAP Financial Information.”

•	Capital spending should be in the range of $80 to 85 million. This amount includes the purchase of the buildings referred to above.

The Company is currently in the process of evaluating the impact of the repatriation provision of the American Jobs Creation Act of 2004. It is expected that a repatriation plan will be presented to the Company’s Board of Directors before the end of fiscal 2005. If approved, the Company will record a one-time tax charge associated with the repatriation. In addition, the Company anticipates that various tax matters in multiple jurisdictions may be resolved in the Company’s favor before the end of fiscal 2005 or in fiscal 2006.

The Group believes this outlook and its fiscal year 2005 financial performance will continue to be affected by, among other things, the availability of funding in the U.S. for DNA sequencing, competitive pricing pressure on certain PCR-related consumables products, and the level of pharmaceutical company R&D spending. Other risks and uncertainties that may affect Applied Biosystems’ financial performance are detailed in the “Forward-Looking Statements” section of this release.

The comments in the Outlook sections of this press release, including the Celera Diagnostics Joint Venture Outlook below, reflect management’s current outlook. Applera does not have any current intention to update this outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Celera Diagnostics Joint Venture

Celera Diagnostics is a 50/50 joint venture between Applied Biosystems and Celera Genomics. For the third quarter of fiscal 2005, end-user sales for all products sold through its alliance with Abbott Laboratories increased 24 percent to $15.7 million from $12.7 million in the same quarter last year.

During the recently completed quarter, the pre-tax loss decreased to $7.8 million, compared to $11.9 million in the same quarter last year. The smaller pre-tax loss was due primarily to increased revenues and lower R&D expenses. Reported revenues differ from end-user sales and consist primarily of equalization payments from Abbott resulting from the profit-sharing arrangement between Abbott and Celera Diagnostics and technology-related revenues. Reported revenues increased to $9.0 million, compared to $7.5 million in the same quarter last year, primarily as a result of increased equalization revenues and increased license and collaborative revenues. Fluctuation in equalization payments can lead to variability in reported revenues, gross margins, and cash use from period to period due to differences in end-user sales of alliance products and operating expenses between the alliance partners. Net cash used during the quarter was $3.0 million, compared to $9.2 million in the third quarter of fiscal 2004. Cash use was approximately $5.0 million lower than it otherwise would have been due to the timing of receipt of an equalization payment.

“Increased sales of our Hepatitis C Virus analyte specific reagents sold through our alliance with Abbott were a major contributor to the revenue growth we experienced during this last quarter,” said Kathy Ordoñez, President, Celera Diagnostics. “We are pleased with the progress we’ve made in our discovery programs regarding Fragile X and the developments we’ve had around a prototype assay for human papillomavirus (HPV). We are also working closely with our collaborators and clinical partners toward the completion and publication of our medical utility studies in breast cancer metastasis, cardiovascular disease, rheumatoid arthritis, and liver disease.”

Celera Diagnostics Highlights

•	Celera Diagnostics recently presented the results of a study of its prototype HPV assay for detection of high risk HPV strains that are associated with cervical cancer. These results were presented at the 15th European Congress of Clinical Microbiology and Infectious Diseases in April. The study demonstrated the potential of the Celera Diagnostics prototype assay to detect high risk HPV in samples that were inconclusive when typed by a commercially available HPV diagnostic test.
•	Findings based on research conducted at Celera Diagnostics to develop procedures for testing for Fragile X were presented at the annual meeting of the American College of Medical Genetics meeting in February. Celera Diagnostics is collaborating with several major clinical reference laboratories to develop procedures to test for this leading cause of inherited mental retardation.
•	At the American College of Cardiology meeting in March, Celera Diagnostics and its collaborators reported findings related to studies of cardiovascular disease. In a discovery and replicated study in functional SNPs that are associated with myocardial infarction (MI), a variant in a gene that is a member of a family of targets for drug therapies was identified that conferred approximately twice the risk for MI. These results broaden our understanding of the genetic risk for MI, and may have implications for therapeutic development around this family of targets.
•	At the European Association for the Study of the Liver in April, Celera Diagnostics and its collaborators reported findings related to genetic markers, which predict patients predisposed to develop liver fibrosis.This study involved a functional SNP genome scan in 1,625 patients, and found that the variants in a key enzyme involved in fatty acid metabolism were associated with advanced fibrosis in multiple sample sets. These results may have implications for other liver diseases and for using certain existing drugs for new disease indications.
•	Celera Diagnostics has begun to transfer technology to Laboratory Corporation of America, as part of an ongoing collaboration between the two businesses to develop methods to predict risk for breast cancer metastasis. Celera Diagnostics believes that multiple test procedures could result from this work.

Celera Diagnostics Joint Venture Outlook
Celera Diagnostics anticipates increased sales of existing and new products sold through its alliance with Abbott, including a new in vitro molecular diagnostic system now in evaluation in European customer sites. Celera Diagnostics also intends to continue advancing its disease association and medical utility studies through the remainder of fiscal 2005. For fiscal 2005, Celera Diagnostics anticipates pre-tax losses to be in a range of $30 to $33 million, and fiscal 2005 net cash use to be in a range of $35 to $40 million. Total end-user sales for the alliance between Celera Diagnostics and Abbott are anticipated to be in range of $60 to $65 million for fiscal 2005.

Risks and uncertainties that may affect Celera Diagnostics’ financial performance are detailed in the Forward-Looking Statements section of this release.

Use of Non-GAAP Financial Information
This press release contains non-GAAP information, including earnings per share adjusted to exclude certain costs, expenses, gains and losses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings are: gains or losses from sales of operating assets and investments; restructuring charges, including severance charges; charges and recoveries relating to significant legal proceedings and asset impairment charges. In addition, for non-GAAP EPS purposes, we have also excluded the allocation of interperiod taxes and intercompany sales from our calculation of non-GAAP EPS. We believe the presentation of non-GAAP information provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP information is viewed in conjunction with non-GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, this information is among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. This information is not intended to be considered in isolation or as a substitute for GAAP financial information.

Conference Call & Webcast
A conference call to discuss financial results will be held today at 11:00 a.m. (ET). During the call, management will focus on each of the Applera businesses separately at the approximate times below:

o	Applied Biosystems Group	11:00 a.m. (ET)
o	Celera Diagnostics	11:45 a.m. (ET)
o	Celera Genomics Group	12:00 p.m. (ET)

The conference call number is 706.634.4992 (code "Applera"). The conference call will also be webcast and can be accessed on the "Investors & Media" section of either www.applera.com or www.celera.com, or the “Investors” section of www.appliedbiosystems.com. A recording of the conference call will be available approximately two hours after the completion of the call on April 26 until May 7, 2005. Interested parties should call 706.645.9291 and enter conference ID 5579986.

About Applera Corporation and Applied Biosystems
Applera Corporation consists of two operating groups. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, develop new pharmaceuticals, and conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.7 billion during fiscal 2004. The Celera Genomics Group (NYSE:CRA) is engaged principally in the discovery and development of targeted therapeutics for cancer, autoimmune and inflammatory diseases. Celera Genomics is leveraging its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop small molecule therapeutics. It is also seeking to advance therapeutic antibody and selected small molecule drug programs in collaboration with global technology and market leaders. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com/.

Forward-Looking Statements
Certain statements in this press release, including the Outlook sections, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “planned,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems include but are not limited to: (1) rapidly changing technology could adversely affect demand for Applied Biosystems’ products, and its business is dependent on development and customer acceptance of new products; (2) Applied Biosystems’ sales are dependent on customers’ capital spending policies and government-sponsored research; (3) Applied Biosystems’ significant overseas operations, with attendant exposure to fluctuations in the value of foreign currencies; (4) risks associated with Applied Biosystems’ growth strategy, including difficulties in integrating acquired operations or technologies; (5) the risk of earthquakes, which could interrupt Applied Biosystems’ or Celera Diagnostics’ operations; (6) risks associated with lawsuits, arbitrations, investigations, and other legal actions with private parties and governmental entities, particularly involving claims for infringement of patents and other intellectual property rights; (7) Applied Biosystems’ dependence on the operation of computer hardware, software, and Internet applications and related technology for its businesses, particularly those focused on the development and marketing of information-based products and services; (8) Celera Diagnostics’ reliance on existing and future collaborations, including its strategic alliance with Abbott Laboratories, which may not be successful; (9) Celera Diagnostics' unproven ability to discover, develop, or commercialize proprietary diagnostic products; (10) the risk that clinical trials of products that Celera Diagnostics does discover and develop will not proceed as anticipated or may not be successful, or that such products will not receive required regulatory clearances or approvals; (11) the uncertainty that Celera Diagnostics’ products will be accepted and adopted by the market, including the risks that these products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for these products from fourth party payors such as private insurance companies and government insurance plans; (12) Celera Diagnostics’ reliance on access to biological materials and related clinical and other information, which may be in limited supply or access to which may be limited; (13) legal, ethical, and social issues which could affect demand for Celera Diagnostics’ products; (14) Celera Diagnostics’ limited commercial manufacturing experience and capabilities and its reliance on a single principal manufacturing facility; (15) Applied Biosystems’ and Celera Diagnostics’ reliance on a single supplier or a limited number of suppliers for key components of some of their products; (16) potential product liability or other claims against Celera Diagnostics as a result of the testing or use of its products; (17) intense competition in the industry in which Celera Diagnostics operates; and (18) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Copyright 2005. Applera Corporation. All Rights Reserved. Applied Biosystems and Celera are registered trademarks, and AB (Design), Applera, Celera Diagnostics, and Celera Genomics are trademarks of Applera Corporation or its subsidiaries in the U. S. and/or certain other countries. Q TRAP is a registered trademark, and API 3200 and API 5000 are trademarks of Applied Biosystems/MDS SCIEX, which is a joint venture between Applera Corporation and MDS Inc. TaqMan is a registered trademark of Roche Molecular Systems, Inc.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2005	2004 (1)	2005 (1)	2004 (1)

Net revenues	$454.8	$439.6	$1,308.5	$1,280.6
Cost of sales	207.7	209.1	610.7	614.1

Gross margin	247.1	230.5	697.8	666.5
Selling, general and administrative	123.4	120.9	360.9	341.3
Research, development and engineering	50.9	52.0	144.0	162.8
Employee-related charges, asset impairments and other	(0.9)	6.3	11.6	5.7
Asset dispositions and legal settlements		(6.7)	(38.2)	(6.7)

Operating income	73.7	58.0	219.5	163.4
Gain on investments, net		3.6		11.2
Interest income, net	3.5	3.0	9.4	9.1
Other income (expense), net	0.7	(0.2)	2.8	(0.1)

Income before income taxes	77.9	64.4	231.7	183.6
Provision for income taxes	22.4	18.4	66.4	51.8

Net income	$55.5	$46.0	$165.3	$131.8

Earnings per share analysis

Net income	$55.5	$46.0	$165.3	$131.8

Allocated interperiod taxes(2)	0.1		1.1

Total net income allocated	55.6	46.0	166.4	131.8
Less dividends declared on common stock	8.4	8.6	25.0	26.2

Undistributed earnings	$47.2	$37.4	$141.4	$105.6

Allocation of basic earnings per share
Basic distributed earnings per share	$0.04	$0.04	$0.13	$0.13
Basic undistributed earnings per share	0.24	$0.19	0.72	0.51

Total basic earnings per share	$0.28	$0.23	$0.85	$0.64

Allocation of diluted earnings per share
Diluted distributed earnings per share	$0.04	$0.04	$0.13	$0.13
Diluted undistributed earnings per share	0.24	0.18	0.71	0.50

Total diluted earnings per share	$0.28	$0.22	$0.84	$0.63

Weighted average number of common shares
Basic	196,415,000	203,973,000	195,949,000	206,425,000
Diluted	199,092,000	208,380,000	198,579,000	210,506,000

(1)	Certain prior period amounts have been reclassified for comparative purposes.

(2)	Represents allocation of interperiod taxes to adjust net income for purposes of calculating earnings per share.

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APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
Revenues By Product Categories
(Dollar amounts in millions)
(Unaudited)

	Three months ended March 31,
	2005	2004 (1)	Change

DNA Sequencing	$141.1	$137.5	3%
% of total revenues	31%	31%
Real-Time PCR/Applied Genomics(1)	133.5	111.6	20%
% of total revenues	29%	25%
Mass Spectrometry	104.9	109.4	-4%
% of total revenues	23%	25%
Core PCR & DNA Synthesis(2)	49.8	50.2	-1%
% of total revenues	11%	12%
Other Product Lines	25.5	30.9	-17%
% of total revenues	6%	7%

Total	$454.8	$439.6	3%

	Nine months ended March 31,
	2005	2004 (1)	Change

DNA Sequencing	$398.4	$432.7	-8%
% of total revenues	30%	34%
Real-Time PCR/Applied Genomics(1)	380.0	310.1	23%
% of total revenues	29%	24%
Mass Spectrometry	307.9	295.3	4%
% of total revenues	24%	23%
Core PCR & DNA Synthesis(2)	144.4	152.5	-5%
% of total revenues	11%	12%
Other Product Lines	77.8	90.0	-14%
% of total revenues	6%	7%

Total	$1,308.5	$1,280.6	2%

(1)	The product category Real-Time PCR/Applied Genomics was previously called SDS/Other Applied Genomics.

(2)	The product category Core PCR & DNA Synthesis was previously called Core DNA Synthesis & PCR.

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APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$454.8	$8.2	$9.0	$(2.6)	$469.4
Cost of sales	207.7	1.1	3.8	(1.7)	210.9

Gross margin	247.1	7.1	5.2	(0.9)	258.5
Selling, general and administrative	123.4	7.1	3.8	0.1	134.4
Research, development and engineering	50.9	27.7	9.2	(1.0)	86.8
Amortization of intangible assets		0.7			0.7
Employee-related charges, asset impairments and other	(0.9)				(0.9)

Operating income (loss)	73.7	(28.4)	(7.8)	—	37.5
Interest income, net	3.5	4.0			7.5
Other income (expense), net	0.7	(0.1)		0.1	0.7
Loss from joint venture		(7.8)		7.8

Income (loss) before income taxes	77.9	(32.3)	(7.8)	7.9	45.7
Provision (benefit) for income taxes	22.4	(11.3)	(1)	(0.1)	11.0

Net income (loss)	$55.5	$(21.0)	$(7.8)	$8.0	$34.7

Net income (loss) per share
Basic	$0.28	$(0.29)
Diluted	$0.28	$(0.29)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

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APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2004
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$439.6	$11.2	$7.5	$(3.1)	$455.2
Cost of sales	209.1	2.0	5.5	(2.0)	214.6

Gross margin	230.5	9.2	2.0	(1.1)	240.6
Selling, general and administrative	120.9	7.7	3.2		131.8
Research, development and engineering	52.0	27.7	10.7	(1.1)	89.3
Amortization of intangible assets		0.7			0.7
Employee-related charges, asset impairments and other	6.3				6.3
Asset dispositions and litigation settlements	(6.7)				(6.7)

Operating income (loss)	58.0	(26.9)	(11.9)	—	19.2
Gain on investments, net	3.6				3.6
Interest income, net	3.0	2.5			5.5
Other income (expense), net	(0.2)	0.5			0.3
Loss from joint venture		(11.9)		11.9

Income (loss) before income taxes	64.4	(35.8)	(11.9)	11.9	28.6
Provision (benefit) for income taxes	18.4	(13.9)	(1)	2.0	6.5

Net income (loss)	$46.0	$(21.9)	$(11.9)	$9.9	$22.1

Net income (loss) per share
Basic	$0.23	$(0.30)
Diluted	$0.22	$(0.30)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

Certain fiscal 2004 amounts have been reclassified for comparative purposes.

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APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Nine Months Ended March 31, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$1,308.5	$26.0	$26.1	$(6.5)	$1,354.1
Cost of sales	610.7	5.0	11.2	(4.4)	622.5

Gross margin	697.8	21.0	14.9	(2.1)	731.6
Selling, general and administrative	360.9	19.3	10.0		390.2
Research, development and engineering	144.0	76.2	30.2	(2.2)	248.2
Amortization of intangible assets		2.2			2.2
Employee-related charges, asset impairments and other	11.6	2.8			14.4
Asset dispositions and litigation settlements	(38.2)				(38.2)

Operating income (loss)	219.5	(79.5)	(25.3)	0.1	114.8
Interest income, net	9.4	10.2			19.6
Other income (expense), net	2.8	1.1			3.9
Loss from joint venture		(25.3)		25.3

Income (loss) before income taxes	231.7	(93.5)	(25.3)	25.4	138.3
Provision (benefit) for income taxes	66.4	(32.7)	(1)	(1.1)	32.6

Net income (loss)	$165.3	$(60.8)	$(25.3)	$26.5	$105.7

Net income (loss) per share
Basic	$0.85	$(0.83)
Diluted	$0.84	$(0.83)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

Certain prior period amounts have been reclassified for comparative purposes.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Nine Months Ended March 31, 2004
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$1,280.6	$47.7	$27.0	$(9.8)	$1,345.5
Cost of sales	614.1	8.3	15.4	(5.7)	632.1

Gross margin	666.5	39.4	11.6	(4.1)	713.4
Selling, general and administrative	341.3	25.1	11.2		377.6
Research, development and engineering	162.8	72.7	33.7	(4.1)	265.1
Amortization of intangible assets		2.2			2.2
Employee-related charges, asset impairments and other	5.7				5.7
Asset dispositions and litigation settlements	(6.7)				(6.7)

Operating income (loss)	163.4	(60.6)	(33.3)	—	69.5
Gain (loss) on investments, net	11.2	(0.5)			10.7
Interest income, net	9.1	8.3			17.4
Other income (expense), net	(0.1)	1.4			1.3
Loss from joint venture		(33.3)		33.3

Income (loss) before income taxes	183.6	(84.7)	(33.3)	33.3	98.9
Provision (benefit) for income taxes	51.8	(33.0)	(1)	(0.6)	18.2

Net income (loss)	$131.8	$(51.7)	$(33.3)	$33.9	$80.7

Net income (loss) per share
Basic	$0.64	$(0.71)
Diluted	$0.63	$(0.71)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

Certain fiscal 2004 amounts have been reclassified for comparative purposes.